Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Evans Bancorp, Inc. 14-16 North Main Street Angola, New York 14006	Contact: Mark DeBacker, Treasurer Phone: (716) 926-2000 Fax: (716) 926-2005

EVANS BANCORP TO EXPAND INSURANCE BUSINESS INTO NIAGARA COUNTY

ENB INSURANCE AGENCY ACQUIRES ULRICH & COMPANY, INC.

Angola, N.Y. – October 1, 2004 - Evans Bancorp, Inc. (Nasdaq: EVBN) (the “Company”) announced that its wholly-owned subsidiary, ENB Insurance Agency, Inc. (f/k/a M&W Agency, Inc.) has entered into a definitive agreement and has acquired substantially all of the business, assets and property of Ulrich & Company, Inc., a retail property and casualty insurance agency located in Lockport, New York. The acquisition, a cash transaction, was entered into and closed simultaneously on October 1, 2004. In 2003, Ulrich & Company, Inc., the largest independently-owned insurance agency in Niagara County, reported unaudited total revenue of $1.9 million and unaudited earnings before income taxes of $1.0 million.

“The acquisition of Ulrich & Company adds to our strong insurance franchise in Western New York and also extends the Company’s financial services brand to the Niagara County market,” said James Tilley, President and CEO of Evans Bancorp, Inc. “Ulrich & Company is a strong performer that elevates our position as a financial services provider in the region, and is expected to be accretive to earnings. This transaction signals a continuing commitment to our Company’s strategic objectives of expanding non-interest income, as well as growing and strengthening our position in profitable customer segments in the Western New York market.”

Since the Company’s acquisition of the M&W Group in September 2000, the insurance business, now known as ENB Insurance Agency, Inc., has actively acquired smaller insurance agencies in existing or contiguous markets, including the Harborside Agency, West Seneca, New York (October 2000), the Eden Agency, Eden, New York (January 2002), the Gutekunst Insurance Agency, Colden, New York (January 2003), the Tarbox Agency, Gowanda, New York (October 2003), and the Elwood and Easy PA Agencies both in Hamburg, New York (January 2004). ENB Insurance Agency also acquired the business and assets of Frontier Claims Services, Inc., an insurance adjusting business located in Buffalo, New York, in December 2002.

This acquisition will increase the market service area of ENB Insurance Agency, which currently includes eleven offices concentrated primarily in southern Erie and northern Cattaraugus and Chautauqua Counties, by adding a significant presence in Niagara County.

Robert G. Miller, Jr., CPCU CLU, President of ENB Insurance Agency stated, “We are excited about the addition of Ulrich & Company to the ENB Insurance Agency family. This transaction significantly expands our market presence in Western New York, as well as the scale of our business with insurance carriers. Also, we believe that the two organizations are a good cultural fit that will complement and support our Company’s growth strategy.”

Trust Preferred Securities Transaction

The Company also announced today that it has raised $11 million through a trust preferred securities offering which closed on October 1, 2004. The trust preferred securities were issued by a newly established subsidiary of the Company, Evans Capital Trust I, a Delaware statutory business trust. The securities were sold to NBC Capital Markets Group, Inc. in a private transaction, pursuant to an applicable exemption from registration under the Securities Act of 1933. The trust preferred securities are expected to qualify as Tier I capital for regulatory purposes and will bear a floating interest rate equal to three-month LIBOR plus 2.65%. The rate, which adjusts quarterly, is currently equal to 4.53%. The trust preferred securities mature in thirty years, and are redeemable, subject to certain conditions including regulatory approval, without penalty on or after October 1, 2009, or earlier under certain circumstances.

A portion of the proceeds from the trust preferred securities was used to finance the acquisition of Ulrich & Company. The Company intends to use the balance of the proceeds from the trust preferred securities offering to provide working capital and for investment in subsidiaries for various business activities, including internal and external growth.

The trust preferred securities issued today have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Reorganization

Additionally, Evans Bancorp, Inc. has reorganized its corporate structure. The former corporate structure was vertically aligned with ENB Insurance Agency, a wholly-owned subsidiary of Evans National Bank, which is, in turn, a wholly-owned subsidiary of Evans Bancorp, Inc. As a result of the reorganization, ENB Insurance Agency is a subsidiary of a recently created holding company, Evans National Financial Services, Inc., which is a direct, wholly-owned subsidiary of Evans Bancorp, Inc. Evans Bancorp recently received regulatory approval from the Federal Reserve Bank of New York to become a financial holding company which facilitated this reorganization.

“Our election to become a financial holding company and our reorganization creates an organizational structure which will enable Evans Bancorp to grow as a diversified financial services company in a more effective and efficient manner,” Tilley said. “Each of our business units will have a certain degree of autonomy while remaining focused on our core corporate mission and strategic growth initiatives.”

Evans Bancorp, Inc. is a financial holding company and is the parent of Evans National Bank, a commercial bank with nine branches located in Western New York, which had approximately $391.2 million in assets and approximately $321.4 million in deposits at June 30, 2004. ENB Insurance Agency, Inc., a retail property and casualty insurance agency with eleven offices in Western New York, is an indirectly, wholly-owned subsidiary of Evans Bancorp, Inc. Evans National Bank owns 100% of the capital stock of ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release may include “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include, among others, the following possibilities: (1) competitive pressures among financial services companies; (2) general economic conditions; (3) changes in legislation or regulatory requirements; (4) difficulties in achieving operating efficiencies; and (5) difficulties in integrating Ulrich & Company, Inc.’s business. Additional information on factors that could affect the Company’s business and results is discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.